June 18, 2020

Owens & Minor Completes Sale of Movianto
Proceeds of $133 million to be used for further debt reduction

RICHMOND, Va. – Owens & Minor, Inc. (NYSE: OMI) today announced the completion of the sale of its European logistics business, Movianto, to EHDH Holding Group, one of Europe’s leading providers of healthcare logistics.

“Today’s divestiture enables Owens & Minor to concentrate focus on our strategic pillars – Products, Services and Distribution – and to continue expanding our PPE manufacturing capacity in the U.S. and North America,” said Edward A. Pesicka, President and CEO of Owens & Minor. “This transaction also contributes to the continued financial and operational strength of Owens & Minor.”

In January, Owens & Minor announced its intention to sell the European logistics business, with $133 million in proceeds from the sale to be used to further reduce company debt. In addition, on June 5, 2020, the company announced a tender offer for its outstanding senior notes due in 2021, to further improve long-term financial stability.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With approximately 15,400 dedicated teammates serving healthcare industry customers in 70 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America.

INVESTOR CONTACT:
Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556

SOURCE: Owens & Minor